Exhibit 10.1

FLEXSHOPPER, INC.

Preferred Stock Purchase Option Agreement

This Preferred Stock Purchase Option Agreement (this “Agreement”) is made and entered on October 25, 2024 (the “Effective Date”), by and among FlexShopper, Inc., a Delaware corporation (the “Company”), and B2 FIE V LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Investor owns 20,000 shares (the “Shares”) of Series 2 Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series 2 Preferred Stock”); and

WHEREAS, the Company desires to have the right to purchase all, and not less than all, of the Shares, and the Investor desires to grant such right to the Company, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of $100 paid by the Company to the Investor, and the mutual and dependent covenants and agreements hereinafter set forth, the parties agree as follows:

1. Grant of Purchase Option.

(a) Right to Purchase. Subject to the terms and conditions of this Agreement, on or after the Effective Date until the one year anniversary thereof, the Company shall have the right (the “Purchase Right”), but not the obligation, to cause the Investor to sell all, and not less than all, of the Shares to the Company at the Purchase Price (as defined in Section 2 of this Agreement).

(b) Procedures.

(i) If the Company desires to purchase the Shares pursuant to this Section 1, the Company shall deliver to the Investor a written, unconditional, and irrevocable notice (the “Purchase Exercise Notice”) exercising the Purchase Right.

(ii) The Investor shall at the closing of the purchase and sale of the Shares contemplated by the Purchase Exercise Notice (the “Purchase and Sale Closing”), represent and warrant to the Company in the definitive purchase agreement (the “Purchase Agreement”) attached hereto as Exhibit A and made a part hereof. From the date of this Agreement until the expiration of the Purchase Right, the Investor agrees not to sell or otherwise directly or indirectly transfer the Shares to any other party (excluding entities within its control, or under common control, which agree to the terms hereof).

(iii) Subject to Section 1(c) below, the Purchase and Sale Closing shall take place no later than thirty (30) days following receipt by the Investor of the Purchase Exercise Notice. The Company shall give the Investor at least ten (10) days’ written notice of the date of the Purchase and Sale Closing (the “Purchase Right Closing Date”).

(c) Consummation of Sale. The Company shall pay the Purchase Price for the Shares by wire transfer of immediately available funds on the Purchase Right Closing Date.

(d) Cooperation. The Investor shall use commercially reasonable efforts to take any actions as may be reasonably necessary to consummate the sale contemplated by this Section including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Closing. At the closing of any sale and purchase pursuant to this Section 1, the Investor shall deliver to the Company a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Purchase Price.

(f) Release. The Purchase Agreement shall provide for a customary mutual release between the Company and the Investor in form and substance mutually satisfactory to the Company and the Investor.

2. Purchase Price

(a) In the event the Company exercises the Purchase Right hereunder, the purchase price per share at which the Investor shall be required to sell the Shares (the “Purchase Price”) shall be equal to the Determined Value of the Shares as of the date of the Purchase Exercise Notice.

(b) For purposes of this Agreement, the term “Determined Value” shall mean:

(i) during the first ninety (90) day period following the Effective Date (the “First Period”), $20,250,000 for the Shares;

(ii) during the ninety (90) day period following the First Period (the “Second Period”), $21,125,000 for the Shares;

(iii) during the ninety (90) day period following the Second Period (the “Third Period”), $21,700,000 for the Shares; and

(iv) after the Third Period until the expiration of the Purchase Right, $22,500,000 for the Shares.

(c) From and after the date hereof to the date that is twelve (12) months following the Effective Date, the Company shall pay or shall cause to be paid on the later of (x) the date of the Purchase and Sale Closing and (y) the date of the closing of the Liquidity Transaction, in the event that a Liquidity Transaction is entered into and consummated by the Company during such period, an amount in cash equal to the sum of (A)(1) the Determined Value, and (2) 5,325,888 shares of Common Stock, par value of $0.0001 per share, of the Company, multiplied by the difference between (x) the closing price per share of common stock of the Company the business day prior to announcing the Liquidity Transaction, and (y) the closing price per share of common stock of the Company the business day of announcing the Liquidity Transaction, multiplied by (B)(1) One, minus (2) 0.083 multiplied by the number of thirty (30) day periods following the Effective Date; provided that no amount payable under this Section 2(c) shall be a negative number.

(d) For purposes of this Agreement, the term “Liquidity Transaction” means a liquidity or change of control transaction, and the term “Capital Raise Transaction” means a capital raise transaction from which the Company uses proceeds to purchase all of the Shares.

(e) Patent Infringement Litigation Award. If, within twenty-four (24) months following the Effective Date, (i) the Company consummates the purchase of Shares pursuant to Section 1, and (ii) the Purchaser or its affiliate is awarded monetary damages or receives a settlement award (the “Award”) in connection with any patent infringement lawsuit filed by Purchaser against Upbound Group, Inc. (including its Acima subsidiaries), Katapult Holdings, Inc. and/or other companies alleging, among other things, unauthorized use of Purchaser’s patented technologies, then Purchaser shall pay to Seller within five (5) business days of date of receipt of such proceeds the Award Payment. “Award Payment” is equal to: (x) if the closing price per share of common stock of the Company three business days after announcing the Award is less than $4.00, then the Award Payment is $0, or (y) if the closing price per share of common stock of the Company three business days after announcing the Award is $4.00 or greater, the award payment is 5,325,888 multiplied by the difference between (i) the closing price per share of common stock of the Company the business day prior to announcing the Award, and (ii) the closing price per share of common stock of the Company three business days after announcing the Award. Notwithstanding the foregoing, in no event shall the difference between subsections (y)(i) and (ii) in the preceding sentence exceed $4.00 per share of common stock of the Company or the Award Payment exceed 18% of the Award.

3. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3).

If to the Company:	FlexShopper, Inc.
901 Yamato Road, Suite 260
Boca Raton, Florida 33431
Attention: Mr. H. Russell Heiser Jr., CEO
E-mail: russ.heiser@flexshopper.com

With a copy to (which shall not constitute notice):	Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
E-mail: sfeldman@olshanlaw.com

If to the Investor:	B2 FIE V LLC
Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660
Attention: Denis Echtchenko and Sean Hinze
Email: Denis.Echtchenko@pimco.com;
Sean.Hinze@pimco.com

4. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In furtherance and not in limitation of the foregoing, in the event the Company proposes to enter into a Liquidity Transaction or Capital Raise Transaction or the Purchase and Sale Closing occurs with respect to all of the outstanding Shares of the Investor, the Investor waives with respect to such Liquidity Transaction, Capital Raise Transaction or Purchase and Sale Closing, as applicable, any and all of its rights and obligations set forth in (a) Sections 3.2, 3.5 and 3.6 of the Investor Rights Agreement, dated as of June 10, 2016, by and among the Company, Brad Bernstein and PIMCO, as amended, and (b) Sections 3, 4 and 5 of the Certificate of Designations of the Company for Series 2 Convertible Preferred Stock, dated June 10, 2016.

5. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto without the prior written consent of the other parties; provided, however, that the Company may assign its rights or delegate its obligations hereunder without such consent to an entity that acquires all or substantially all of the business or assets of the Company, whether by merger, reorganization, acquisition or sale, or otherwise. Any attempted transfer or assignment in violation of this Section 5 shall be void.

6. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

7. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9. Governing Law; Submission to Jurisdiction. This Agreement and any action or dispute arising under or related in any way to this Agreement, the relationship of the parties hereto, the transactions leading to this Agreement or contemplated hereby and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of Laws thereof. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY AY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR, TO THE EXTENT THE COURTS OF NEW YORK DO NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT LOCATED IN NEW YORK CITY. EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE COURTS IDENTIFIED IN THE FOREGOING SENTENCE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS IN NEW YORK CITY FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE FOREGOING COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING

10. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13. Expenses. The Company shall reimburse the Investor and its affiliates for all reasonable and documented costs and expenses, including the fees and expenses of the Investor’s legal counsel, incurred in connection with the transactions contemplated hereby and including such costs and expenses incurred by the Investor and its affiliates, in each case, in the negotiation and execution of this Agreement and the Purchase Agreement (if any) and, in each case, any other agreements or documents contemplated thereby or therewith. Such reimbursement shall not exceed $35,000 in the aggregate. The Company shall pay such reimbursement on the earlier of the expiration of this Agreement or promptly following the Purchase and Sale Closing.

14. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a person having rights under this Agreement by reason of a failure of another to perform any obligation imposed by the Agreement. Accordingly, if any person institutes an action or proceeding to enforce this Agreement by specific performance, any person against whom the action or proceeding is brought hereby waives the claim or defense that the complaining party has an adequate remedy at law, and no person shall in any action or proceeding put forward the claim or defense that an adequate remedy at law exists.

IN WITNESS WHEREOF, the parties hereto have executed this Preferred Stock Purchase Option Agreement on the date first written above.

COMPANY:

FlexShopper, Inc.

By:	/s/ H. Russell Heiser, Jr.
	Name:	H. Russell Heiser, Jr.
	Title:	Chief Executive Officer

INVESTOR:

B2 FIE V LLC

By:	/s/ Harin de Silva
	Name:	Harin de Silva
	Title:	Authorized Person

[Signature Page to Purchase Option Agreement]

Exhibit A

Form of Purchase Agreement

See attached.

FORM OF

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Purchase Agreement”) is made as of the ___ day of ___________, 202___ by and between B2 FIE V LLC, a Delaware limited liability company (the “Seller”), and FlexShopper, Inc., a Delaware corporation (the “Purchaser”). Each of Seller and Purchaser are individually referred to as a “Party” and collectively referred to as the “Parties”

WHEREAS, on October 25, 2024, the Seller and Purchaser entered into the Preferred Stock Purchase Option Agreement (the “Option Agreement”), pursuant to which, among other things, Seller granted Purchaser the option to purchase 20,000 shares (the “Shares”) of Series 2 Convertible Preferred Stock, par value $0.001 per share, of the Purchaser; and

WHEREAS, Pursuant to Section 1 of the Option Agreement, Purchaser exercised its option to purchase the Shares, and now the parties desire to consummate such purchase and sale of the Shares as set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Closing; Delivery.

1.1. Closing of Sale and Purchase of Shares. Subject to the terms and conditions of this Purchase Agreement, at the Closing (as defined below), the Seller agrees to sell, and the Purchaser agrees to purchase from Seller, the Shares for the aggregate purchase price of $[___]. The Shares sold to the Purchaser pursuant to this Section 1 shall be referred to in this Purchase Agreement as the “Purchased Shares.”

1.2. Subject to the satisfaction or waiver of each condition to the Closing set forth in Section 4 and Section 5 hereof, the consummation of the purchase and sale of the Purchased Shares shall take place, remotely via the electronic exchange of documents and signatures, at 10 a.m. Eastern Time, on the date first written above, or at such other time and place as the Seller and the Purchaser mutually agree upon in writing (email sufficient) (the “Closing”).

1.3. At the Closing, the Purchaser shall make full payment of its respective Purchase Price therefor by wire transfer to a bank account designated by the Seller. Upon receipt by Seller of the Purchaser’s Purchase Price at Closing, the Seller shall promptly take any and all action necessary to cause legal and beneficial ownership of such Purchased Shares to be transferred from Seller to the Purchaser[, which shall include, without limitation, Seller’s delivery of a certificate or certificates representing the Purchased Shares (if any), or a lost stock affidavit in lieu thereof, in either case, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.

2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that the following representations are true, correct and complete as of the date of Closing except as otherwise indicated:

2.1. Authorization. The Seller has all the necessary right, power and authority, without the necessity of any consent or approval of any other person or entity, to enter into and perform its obligations under this Purchase Agreement, and has taken all necessary action to sell and transfer the Purchased Shares to the Purchaser as contemplated by this Purchase Agreement.

2.2. Valid and Binding Obligation. This Purchase Agreement constitutes the Seller’s valid and binding obligation, enforceable against it in accordance with the terms of this Purchase Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.3. No Encumbrances. The Purchased Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Purchase Agreement, the Option Agreement, the organizational documents of the Purchaser or pursuant to applicable securities laws.

2.4. Valid Sale of Shares. The Seller is the sole legal and beneficial owner and holder of the Purchased Shares, having full right, title, and interest in and to the Purchased Shares.

2.5. Non-Contravention. The transfer of the Purchased Shares hereunder will not constitute a breach or violation of, or conflict with, any agreement, commitment or other obligation to which the Seller is a party or by which it is bound in any way that materially and adversely affects the ability of the Seller to consummate the transaction contemplated hereby.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that the following representations are true, correct and complete as of the date of Closing except as otherwise indicated:

3.1. Authorization. The Purchaser has all the necessary right, power and authority, without the necessity of any consent or approval of any other person or entity, to enter into and perform its obligations under this Purchase Agreement, and has taken all necessary action to consummate the transactions contemplated by this Purchase Agreement.

3.2. Valid and Binding Obligation. The Purchase Agreement constitutes the Purchaser’s valid and binding obligation, enforceable against it in accordance with the terms of this Purchase Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3. Non-Contravention. The transfer of the Purchased Shares hereunder will not constitute a breach or violation of, or conflict with, any agreement, commitment or other obligation to which the Purchaser is a party or by which it is bound in any way that materially and adversely affects the ability of the Purchaser to consummate the transactions contemplated hereby.

4. Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Purchased Shares at the Closing, are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1. Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true and correct in all material respects as of Closing.

4.2. Performance. Seller shall have performed and complied with all covenants, agreements and obligations contained in this Purchase Agreement that are required to be performed or complied with by Seller before Closing in all material respects.

5. Conditions of the Seller’s Obligations at Closing. The obligations of Seller to sell the Purchased Shares to the Purchaser at Closing, are subject to the fulfillment, on or before Closing, of each of the following conditions, unless otherwise waived:

5.1. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of Closing.

5.2. Performance. The Purchaser shall have performed and complied with all covenants, agreements and obligations contained in this Purchase Agreement that are required to be performed or complied with by them on or before Closing in all material respects.

6. Indemnification.

6.1. Seller will hold harmless and indemnify the Purchaser and its affiliates and their respective directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (each, a “Purchaser Indemnitee”) from and against, and will compensate and reimburse each of the Purchaser Indemnitees for any damages (including, but not limited to, any actual loss, liability, claim, damage, deficiency, judgment, interest, fine, penalty, assessment, award, costs, reasonable attorneys’ fees or other expense) which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject and which arise from or as a result of any inaccuracy in or beach of any representation, warranty or covenant made by Seller in this Purchase Agreement.

6.2. Purchaser will hold harmless and indemnify the Seller and its affiliates and their respective directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (each, a “Seller Indemnitee”) from and against, and will compensate and reimburse each of the Seller Indemnitees for any damages (including, but not limited to, any actual loss, liability, claim, damage, deficiency, judgment, interest, fine, penalty, assessment, award, costs, reasonable attorneys’ fees or other expense) which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject and which arise from or as a result of any inaccuracy in or beach of any representation, warranty or covenant made by Purchaser in this Purchase Agreement.

7. Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in or made pursuant to this Purchase Agreement shall survive the Closing until the nine (9) month anniversary of the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Seller

8. Mutual Release.

8.1. In consideration of the covenants, agreements, and undertakings of the Parties under this Purchase Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, managers, permitted successors, and permitted assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, managers, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Purchase Agreement arising out of or relating to Seller’s ownership of the Shares, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Purchase Agreement.

8.2. Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 8, and which, if known at the time of signing this Purchase Agreement, may have materially affected this Purchase Agreement and such Party’s decision to enter into it and grant the release contained in this Section 8. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 8, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

9. Miscellaneous.

9.1. The following provisions in the Option Agreement are incorporated by reference herein, provided, however, reference in the Option Agreement to the “Company” shall mean reference in this Purchase Agreement to “Purchaser,” reference in the Option Agreement to the “Investor” shall mean reference in this Purchase Agreement to “Seller,” reference in the Option Agreement to the “Agreement” shall mean reference in this Purchase Agreement to the “Purchase Agreement,” and, in all cases, shall apply mutatis mutandis with respect to the subject matter of this Purchaser Agreement: Section 3 (Notices), Section 4 (Entire Agreement), Section 5 (Successors and Assigns), Section 6 (No Third Party Beneficiaries), Section 7 (Amendment and Modification; Waiver), Section 8 (Severability), Section 9 (Governing Law; Submission to Jurisdiction), Section 10 (Waiver of Jury Trial), Section 11 (Counterparts), Section 12 (No Strict Construction), Section 13 (Expenses) and Section 14 (Specific Performance).

9.2. For the avoidance of doubt, Sections 4 and 13 of the Option Agreement shall not merge, be extinguished or otherwise affected by the delivery and execution of this Purchase Agreement.

9.3. This Agreement will constitute, and may be presented to the Purchaser’s transfer agent and registrar as, Seller’s irrevocable authorization to transfer the record ownership of the Purchased Shares to the Purchaser on the books of the Purchaser.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

SELLER:

B2 FIE V LLC

By:
Name:
Title:

PURCHASER:

FlexShopper, Inc.

By:
Name:
Title: